Exhibit 10.7

JOINT VENTURE CONTRACT

BETWEEN

SHANGHAI YANFENG AUTOMOTIVE TRIM COMPANY, LTD.

AND

JOHNSON CONTROLS INTERNATIONAL, INC.

October 22, 1997

Shanghai, People’s Republic of China

As Amended

i

ARTICLE 10 THE BOARD OF DIRECTORS AND SUPERVISORS		14

10.1	Date of Establishment of the Board of Directors	14
10.2	Composition of the Board	14
10.3	Decisions of the Board	14
10.4	Chairman of the Board	16
10.5	Meetings of the Board	16
10.6		17

ARTICLE 11 OPERATION AND MANAGEMENT ORGANIZATION		17

11.1	Management System	17
11.2	Responsibilities of Managers	18
11.3	Annual and Monthly Budgets and Business Reports	18
11.4	No Concurrent Posts	19
11.5	Neglect of Duty	19

ARTICLE 12 PURCHASES OF EQUIPMENT AND MATERIALS		19

ARTICLE 13 LABOR MANAGEMENT		20

13.1	Labor Plans	20
13.2	Work Force	20
13.3	Recruiting and Hiring	20
13.4	Seconded Employees from Party A	20
13.5	Seconded Employees from Party B	20
13.6	Labor Contracts	21
13.7	Compensation of Local Personnel	21
13.8	Disciplinary Action	21
13.9	Trade Union	21
13.10	Labor Protection	21

ARTICLE 14 SPECIFIC STATUS OF THE COMPANY		22

14.1	General	22
14.2	Preferential Treatment	22

ARTICLE 15 TAXES, FINANCE, AUDIT AND DISTRIBUTION OF PROFIT		22

15.1	Income Taxes	22
15.2	Duties and Taxes on Imports	22
15.3	Individual Income Tax	22
15.4	Accounting System	22
15.5	Bank Accounts	24
15.6	Auditing	24
15.7	Contributions to the Three Funds	24
15.8	Distribution of Profits	25

ARTICLE 16 FOREIGN EXCHANGE		25

16.1	General	25
16.2	Foreign Exchange Requirements of the Company	26
16.3	Applicable Foreign Exchange Rate	26
16.4	Foreign Exchange Balancing	26

16.5	Appropriation of Foreign Exchange Available	26

ARTICLE 17 INSURANCE		27

17.1	General	27
17.2	Types of Coverage	28

ARTICLE 18 REPRESENTATIONS AND WARRANTIES OF THE PARTIES		28

18.1	Representations and Warranties of Party A	28
18.2	Representations and Warranties of Party B	28

ARTICLE 19 DURATION OF THE JOINT VENTURE		29

19.1	Term of the Company	29
19.2	Extension of the Company Term	29
19.3	Non-Compete	29

ARTICLE 20 EARLY TERMINATION AND DISSOLUTION		30

20.1	Events of Early Termination for Reasons other than Breach	30
20.2	Dissolution Upon Early Termination for Reasons other than Breach	31
20.3	Expropriation	31
20.4	Dissolution due to Expiration or Early Termination	31

ARTICLE 21 BREACH, PENALTIES FOR BREACH AND DISSOLUTION DUE TO BREACH		31

21.1	Breach	31
21.2	Damages in Case of Breach	32
21.3	Penalties for Late Contribution of Capital	32
21.4	Dissolution Due to Breach	32

ARTICLE 22 DISPOSAL OF PROPERTY UPON TERMINATION AND DISSOLUTION		32

22.1	Liquidation Committee	32
22.2	Valuation of Assets	33

ARTICLE 23 FORCE MAJEURE		34

23.1	General	34
23.2	Excuse and Notification	34
23.3	Extended Force Majeure	34

ARTICLE 24 APPLICABLE LAW		34

24.1	Applicable Law	34
24.2	Favorable Changes	35
24.3	Adverse Changes	35

ARTICLE 25 SETTLEMENT OF DISPUTES		35

25.1	Choice of Arbitration	35
25.2	Continued Performance	36

ARTICLE 26 CONFIDENTIALITY		36

ARTICLE 27 LANGUAGE		36

ARTICLE 28 EFFECTIVENESS OF THE CONTRACT, AMENDMENT, AND MISCELLANEOUS		37

28.1	Entire Contract	37
28.2	Approval Authority	37
28.3	Amendment	37
28.4	Severability	38
28.5	Waiver	38
28.6	Notices	38
28.7	Public Communications	38
28.8	Signing Place and Date	39

JOINT VENTURE CONTRACT

ARTICLE 1  GENERAL PROVISIONS

In accordance with the Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment (hereinafter referred to as the “Joint Venture Law”), the Implementing Regulations of the Joint Venture Law (hereinafter referred to as the “Joint Venture Regulations”) and other relevant Chinese laws and regulations, YANFENG AUTOMOTIVE TRIM SYSTEMS CO., LTD. (“Party A”) and JOHNSON CONTROLS ASIA HOLDINGS CO., LTD (“Party B”), adhering to the principles of equality and mutual benefit, and after friendly consultations, signed a joint venture contract, dated as of October 22, 1997, and amended as of April 1, 1998, September 1, 2000, April 10, 2002, January 16, 2003, October 13, 2004, June 15, 2005, July 26, 2007, October 21, 2008, August 30, 2011, May 28, 2012 and March 3, 2014 (hereinafter referred to as the “Joint Venture Contract”), for SHANGHAI YANFENG JOHNSON CONTROLS SEATING CO., LTD. (hereinafter referred to as the “Company”).

ARTICLE 2  PARTIES TO THE JOINT VENTURE

2.1                               Chinese Party to the Joint Venture

YANFENG AUTOMOTIVE TRIM SYSTEMS CO., LTD. (hereinafter referred to as “Party A”), a domestic company duly established and existing under the laws of PRC, and registered with the Shanghai Administration of Industry and Commerce (“SAIC”), with its legal address at 399 Liuzhou Road, Shanghai, PRC.

Legal representative:	Name:	Shen Jianhua
	Position:	Chairman
	Nationality:	Chinese

2.2                               Foreign Party to the Joint Venture

JOHNSON CONTROLS ASIA HOLDINGS CO., LIMITED (hereinafter referred to as “Party B”), a corporation organized and existing pursuant to the Companies Ordinance of Hong Kong, with its legal address at 20/F, Tower l, 2 and 3, Enterprises Square 1, 9 Sheung Yuet Road, Kowloon Bay, Kowloon, Hong Kong.

Legal representative:	Name:	Jerome D. Okarma
	Position:	Chairman
	Nationality:	U.S.A.

(Hereinafter referred to individually as a “Party” and collectively as the “Parties”.)

ARTICLE 3  ESTABLISHMENT OF THE JOINT VENTURE COMPANY

3.1                               Establishment of the Joint Venture Company

In accordance with the Joint Venture Law, the Joint Venture Regulations and other relevant Chinese laws and regulations, the Parties agree to set up a limited liability joint venture company (hereinafter referred to as the “Company”) pursuant to the terms of this Contract.

3.2                               Name and Address of the Company

The name of the Company shall be “Shanghai Yanfeng Johnson Controls Seating Company, Limited” in English and  in Chinese.

The legal address of the Company shall be at Plot KM-5, Kangqiao Industrial Park, Kangqiao Industrial Zone (Plot 260, Nanhui County), Pudong, Shanghai, PRC.

3.3                               Limited Liability Company

The Company shall be a limited liability company with legal person status under the laws of the PRC.  The liability of each Party shall be limited to the amount of its respective subscribed capital contributions required to be made pursuant to this Contract and neither Party shall have any liability to the Company or any third party jointly or severally in excess of such amount.  The Parties shall share the profits and, subject to the preceding sentence, bear risks and losses in accordance with the ratio of their respective capital contributions as set forth below in Article 5.

3.4                               Compliance with Chinese Law

All activities of the Company shall be governed and protected by the relevant published laws, decrees, rules and regulations of the PRC, and by the Articles of Association of the Company and this Contract.  The Parties hereto recognize that in carrying out its obligations under this Contract Party B shall also be subject to and must abide by the laws, decrees and pertinent rules and regulations of the State of Wisconsin and of the United States of America.

ARTICLE 4  THE PURPOSE, SCOPE AND SCALE OF PRODUCTION AND BUSINESS

4.1                               Purpose of the Company

The Company shall endeavor to become a world-class competitive company specializing in the production of automotive seat assemblies and seating components, headliners and their components, sun visors and their components as well as overhead systems and their components.  The purpose of the Parties in forming the joint venture is to strengthen economic and technological cooperation through the design, development, manufacture and sale of automotive seating (“Seats”) and their components (“Seat Components”), headliners (“Headliners”) and their components, sun visors (“Sun Visors”) and their components as well as overhead systems (“Overhead Systems”) and their components.  The Company shall endeavor to become a major end item supplier of complete Seat assemblies, Headliner assemblies, Sun Visor assemblies and Overhead System assemblies for key domestic customers, to manufacture and sell Seat systems (including critical Seat Components, i.e., frames, tracks, recliners, covers and foam), Headliners, Sun Visors and Overhead Systems and to establish export of Seat Components, Headliners, Sun Visors and Overhead Systems and their components.  By doing so, the

Company will earn foreign exchange and assist the Chinese automobile industry in saving substantial amounts of foreign exchange that would otherwise be spent on the importation of high quality Seats, Seat Components, Headliners, Sun Visors and Overhead Systems and their components. By adopting advanced technology and scientific management and administration, the Company shall endeavor that the products it manufactures shall reach international quality and cost standards, thereby allowing the Parties to achieve satisfactory economic benefits.

4.2                               Projected Scope of Production and Business

The Company’s scope of business (the “Business Scope”) shall be to design, develop, manufacture and sell automotive Seats, Headliners, Sun Visors, Overhead Systems and their components and to provide engineering services of the products above, and to purchase for exportation the products of third parties that are not subject to quota license controls as well as those that are not subject to exclusive trading rights, including but not limited to the following:

(a)                                 to utilize Party B’s advanced technology and know-how to design, develop, manufacture and sell automotive Seats, Headliners, Sun Visors, Overhead Systems and the corresponding components and to provide engineering services of the products above;

(b)                                 to establish a product design, development, testing and manufacturing Technical Center to support new product programs and promote development of technical capabilities in product design and manufacturing in the Company;

(c)                                  to supply to Shanghai General Motors (“SGM”) new vehicle(s) Seat system, Headliners, Sun Visors, Overhead Systems, including the completion of design requirements for the China market as required by SGM and a plan to fully localize production;

(d)                                 to supply to Shanghai Volkswagen (“SVW”) new vehicle(s) Seat system, Headliners, Sun Visors, Overhead Systems, including the completion of design requirements for the China market as required by SVW and a plan to fully localize production;

(e)                                  to establish export sales of Seats, Headliners, Sun Visors, Overhead Systems and their Components;

(f)                                   to be engaged in the management of non-quota certificates and the purchasing and exporting of non-monopoly commodities; and

(g)                                  to sell Seats, Headliners, Sun Visors, Overhead Systems and the corresponding components of the products above manufactured by the Company to other customers.

4.3                               Estimated Scale of Production

The Parties presently estimate that the production capacity of the Company by the year 2001 shall be:

(a)                                 400,000 sets of complete seats.

(b)                                 500,000 vehicle sets of covers.

(c)                                  800,000 pieces of mechanisms.

Thereafter, the production capacity and scope of products may be expanded in light of market demand, market potential, profitability, and other circumstances; provided however, that any decision to increase production will be made by the Board of Directors.

ARTICLE 5  TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

5.1                               Total Amount of Investment

The Company’s total amount of investment shall be Ninety Million Three Hundred And Nine Thousand Three Hundred United States Dollars (US$90,309,300).

5.2                               Registered Capital of the Company

The Registered Capital of the Company shall be Sixty Two Million United States Dollars (US$62,000,000).  Among the Registered Capital of the Company, Party A shall contribute Thirty One Million Six Thousand Two Hundred United States Dollars (US$31,006,200), representing Fifty Point Zero One Percent (50.01%) of the Registered Capital of the Company.  Party B shall contribute Thirty Million Nine Hundred Ninety Three Thousand Eight Hundred United States Dollars (US$30,993,800), representing Forty Nine Point Nine Nine Percent (49.99%) of the Registered Capital of the Company.

Party A and Party B have contributed the amount of Twenty Four Million Seven Hundred Seventy Thousand Seven Hundred United States Dollars (US$24,770,700) to the Registered Capital of the Company, among which Party A contributed the amount of Twelve Million Three Hundred Eighty Seven Thousand Eight Hundred And Ten United States Dollars (US$12,387,810), and Party B contributed the amount of Twelve Million Three Hundred Eighty Two Thousand Eight Hundred And Ninety United States Dollars (US$12,382,890).

The remaining balance of the Registered Capital comes from:

(1)                                 Party A will contribute the amount of Eighteen Million Six Hundred Eighteen Thousand Three Hundred And Ninety United Sates Dollars (US$18,618,390), which will be converted from the Reserve Fund, Expansion Fund and Undistributed Dividend of the Company accumulated at December 31, 2010.  Among Party A’s contribution to increased Registered Capital, the amount of Six Million One Thousand Two Hundred United States Dollars (US$6,001,200) shall be converted from the equivalent amount of Reserve Fund and Expansion Fund accumulated at December 31, 2010, and the amount of Twelve Million Six Hundred Seventeen Thousand One Hundred And Ninety United States Dollars (US$12,617,190) shall be converted from the undistributed dividend accumulated at December 31, 2010.

(2)                                 Party B will contribute the amount of Eighteen Million Six Hundred Ten Thousand Nine Hundred and Ten United Sates Dollars (US$18,610,910), which will be converted from the Reserve Fund, Expansion Fund and Undistributed Dividend of the Company accumulated at December 31, 2010.  Among Party B’s contribution to increased Registered Capital, the amount of Five Million Nine Hundred Ninety Eight Thousand Eight Hundred United States Dollars (US$5,998,800) shall be converted from the equivalent amount of Reserve Fund and Expansion Fund accumulated at December 31, 2010, and the amount of Twelve Million Six Hundred Twelve Thousand One Hundred And Ten United States Dollars (US$12,612,110) shall be converted from the undistributed dividend accumulated at December 31, 2010.

The foreign exchange rate shall be calculated at the median rate of the US Dollar purchase and sale prices published by the People’s Republic of China on the date of injection/conversion of the increased registered capital.  The Parties agreed that, calculated on the said foreign exchange rate, (1) if the RMB amount of Reserve Fund and Expansion Fund of the Company to be converted from USD amount of the increased registered capital exceeds the amount legally permitted by laws, the amount in excess of legal amount shall come from the remaining undistributed dividend of 2010; (2) if the total amount of Reserve Fund, Expansion Fund and undistributed dividend of 2010 legally permitted to be converted into registered capital is below the amount of increased registered capital as resolved here, the balance shall be contributed in RMB cash by YFV and in US Dollars currency by JCI.

5.3                               Contributions of the Parties

Party A and Party B have already contributed Twenty Four Million Seven Hundred Seventy Thousand Six Hundred Sixty Six United States Dollars and Sixty Six Cents (US$24,770,666.66).

Within ten (10) working days after the issuance of a new business license of the Company reflecting the Registered Capital of the Company to be an amount of Twenty Four Million Seven Hundred Seventy Thousand Six Hundred Sixty-Six United States Dollars and Sixty Six Cents (US $ 24,770,666.66), Party B shall contribute Three Million Five Hundred Thirty Eight Thousand Six Hundred Sixty Six United States Dollars and Sixty Six Cents (US $ 3,538,666,66) in cash by depositing the amount into the relevant bank account(s) of the Company.

5.4                               Transfer of Existing Seat Business/Changes to Equity Ownership

Party A shall transfer all of its existing seat business and certain associated assets to the Company pursuant to a separate Seat Business Transfer Agreement as set forth in Appendix B hereto between Party A and the Company.  Such transfer shall be initiated within ninety (90) days of the date the Company’s sales have reached 70% of Party A’s seat sales, as further defined in Appendix B, for a twelve (12) month period at any calendar quarter end.

Following the integration of Party A’s existing seat business into the Company as referred to in the preceding paragraph, Party B shall have the option of increasing its equity ownership in the Company based on the following schedule:

The Company’s Net Export Sales	Optional Equity Ratio
÷ the Company’s Total Net Sales	Party A	Party B
Base	70%	30%
25%	65%	35%
35%	60%	40%

or as otherwise agreed in writing by the Parties hereto.  For the purposes of this provision, “net” shall mean total invoiced domestic or export sales less freight charges, duty and V.A.T.

The value of any increased equity ownership shall be calculated with reference to the balance in the shareholders’ equity account, which shall mean the registered capital plus the positive balance (if any) of the retained earnings plus the Reserve Fund and the Enterprise Development Fund.  Any increase in Party B’s equity ownership shall be an increase over the original amount of the Company’s registered capital.  In other words, the total amount of registered capital of the Company shall increase and the amount of Party A’s registered capital in the Company shall not decrease.

In the event Party B wishes to increase its equity ratio pursuant to the above provisions, Party A shall cause its directors on the Board of the Directors to vote in favor of such increase, and shall undertake all other acts necessary to enable Party B to obtain such increase.

5.5                               Conditions for Contribution

Following approval of this Contract and all its Appendices by the Approval Authority (as defined in Article 28.2 below) and the issuance of the Company’s business license by the SAIC, each of the Parties shall, on satisfaction of the conditions set out in (a) and (b) below, make its contributions to the registered capital of the Company in accordance with the terms of Article 5.3 hereto:

(a)                                 the terms of Land Use Rights Grant Contracts between the Company and the relevant responsible authorities have been settled in writing on terms and conditions satisfactory to the Parties for the grant to the Company for a term of twenty-five (25) years, which may be extended, of the land use rights to the Sites (as defined in Article 6.1(e) below) for the Company’s operations; and

(b)                                 the Company has received a foreign exchange registration certificate (“FERC”) issued by the State Administration of Foreign Exchange (“SAFE”).

5.6                               Additional Financing

In addition to the registered capital, the Company shall have the power to borrow any additional funds which it requires and to mortgage its properties in relation thereto.  If necessary, in accordance with lending terms approved by the Board of Directors, both Parties agree to guarantee loans from third parties or financial institutions.  Such guarantees shall be in proportion to the Parties’ respective equity shares in the Company, and any related fees shall be borne by the Company.  Neither Party shall be obligated to lend funds to the Company.  However, in the event that a Party lends funds to the Company at the request of the Board of Directors, such Party shall be entitled to be paid interest and/or related fees as if such Party were not a party to the Company and as if the transaction were a negotiated, arm’s length financing from a third party.

5.7                               Future Increases of Registered Capital

The registered capital of the Company may be increased with the unanimous approval of the Board of Directors and the approval of the Approval Authority.

5.8                               Transfer of Registered Capital

No Party shall assign or otherwise dispose of all or part of its capital contribution to the other Party or to a third party without first obtaining the unanimous approval of the Parties through a resolution of the Board of Directors and the approval of the Approval Authority.

However, Party B may assign its capital contribution to an Affiliate.  When assigning to an Affiliate, Party B must notify the Board of Directors and the other Party in writing of such assignment and specify the name and the legal address of the Affiliate, as well as the name, position, nationality and address of the legal representative of the Affiliate.  Such assignment shall be reported to the Approval Authority for approval.  For the purpose of this Joint Venture Contract, an Affiliate shall mean Johnson Controls, Inc., Johnson Controls International, Inc, a subsidiary 100% owned by Party B, a subsidiary 100% owned by Johnson Controls, Inc. and/or a subsidiary 100% owned by Johnson Controls International, Inc.

Party B must also present to the Board of Directors and the other Party (1) a written statement of the Affiliate stating that such Affiliate is in a position to, and shall, assume all of Party B’s interest, rights, obligations, duties, responsibilities and liabilities under this Contract and other agreements between Party B and the Company, including but not limited to the Export Sales Agreement, Seat Business Transfer Agreement, Management Services Agreement and SGM Seat Project Engineering Contract; and (2) a guarantee letter executed by Johnson Controls, Inc. guaranteeing that it will be ultimately responsible for the Affiliate’s obligations, duties, responsibilities and liabilities under this Contract and all other agreements entered into between Party B or its relevant affiliate and the Company, including but not limited to the agreements stated above.

When a Party wishes to assign or otherwise dispose of all or part of its interest in the Company to a third party (other than a transfer by Party B to an Affiliate pursuant to the provisions of the preceding paragraph of this Article), the other Party shall have a pre-emptive right to purchase said interest proposed to be transferred as follows:  the Party (the “Transferring Party”) wishing to transfer all or any part of its interest in the

Company to such third party must first notify the other Party in writing of the name and address of the third party and the price and terms on which the interest will be transferred.  The other Party shall respond within sixty (60) days of the receipt of such notice whether it intends to exercise its right of first refusal.  If no response or a negative response is received by the Transferring Party within the 60-day period, the Transferring Party shall have the right to transfer its interest to the third party at the price and on the terms specified in the notice.

5.9                               Encumbrance of Registered Capital

No Party shall mortgage or otherwise encumber all or any part of its contribution to the registered capital of the Company.

5.10                        Investment Certificates

After the Parties have each made their capital contributions to the registered capital of the Company, the Company shall engage an accountant registered in China to verify that such contributions have been made and to issue a verification report.  Upon the issuance of the verification report by the accountant, the Company shall issue an investment certificate to each Party signed by the Chairman and the Vice-Chairman of the Board of Directors, confirming the amount contributed by such Party.

ARTICLE 6  RESPONSIBILITIES OF EACH PARTY TO THE JOINT VENTURE

6.1                               Responsibilities of Party A

In addition to its other responsibilities under this Contract, Party A shall be responsible:

(a)                                 to handle matters for the establishment of the Company including applications for approval, registrations, the issuance of the business license, as well as to assist the Company in applying for and obtaining a FERC from SAFE, and in its applications to bank(s) for the opening of Renminbi accounts and foreign exchange accounts and any other matters related thereto;

(b)                                 to contribute to the Registered Capital of the JV Company as set forth in Article 5.3 above;

(c)                                  to fulfil all of its obligations under those agreements set forth in Article 5.5 above to which it is a party;

(d)                                 if requested by the Company, to assist the Company with the sourcing, purchasing, leasing or otherwise acquiring within the PRC of materials, raw materials, parts, supplies, machinery and equipment, vehicles, telecommunications systems, articles for office use, means of transportation and communication facilities, including (but not limited to) those items with such specifications as provided for in the Feasibility Study, in quantities sufficient to meet the full operational requirements of the Company, at a favorable cost, in Renminbi;

(e)                                  to assist the Company to obtain the land use rights for the sites where the Company is to be located (the “Sites”) and to register such rights with, and to obtain the land use certificate from, the relevant government department, so that the Company is granted the land use rights to the Sites for use in conformity with the scope of its operations for a term of twenty-five (25) years, which may be extended;

(f)                                   if requested in writing by the Company, to assist the Company in leasing or obtaining any land use rights to additional land, and to handle the registration of the Company’s right to use the said land with the relevant government department, and to handle all other necessary procedures in relation thereto, to ensure that the Company has the right to use said land in conformity with the scope of its operations for the term of the joint venture, as extended from time to time, and that the Company is issued and receives a land use certificate from the relevant government department evidencing such right;

(g)                                  if requested by the Company, to assist the Company in processing import customs declarations for the raw materials, materials, parts, supplies, machinery, equipment, vehicles, and telecommunications systems purchased by the Company, including applying for and procuring any necessary licenses for the import of the same as well as assisting in arranging for the inland transportation of the same to the Company;

(h)                                 to assist the Company in contracting for and obtaining the fundamental facilities, services and utilities required by the Company, such as water, electricity, gas, steam, sewerage, transportation, etc., conforming to the requirements, specifications and conditions set forth in the Feasibility Study or as may be set forth in any written notice to Party A by the Company from time to time, on a continuous uninterrupted basis and in quantities sufficient to meet the full operational requirements of the Company, as well as employee housing, medical care, canteen facilities, and other welfare and recreational facilities for the employees of the Company, meeting the Company’s requirements and in line with the practice in other comparable industrial joint ventures in Shanghai, and to be charged in accordance with the stipulations of Article 65 of the Joint Venture Regulations;

(i)                                     to assist the Company, at the Company’s request, in recruiting qualified Chinese management personnel, technical personnel, workers and other needed personnel and to assist in obtaining visas to allow Chinese staff to go overseas for training, if necessary;

(j)                                    to assist personnel of Party B and the Company as well as personnel of vendors of equipment and machinery to the Company in handling the necessary procedures for entry visas, work permits and travelling arrangements, and to assist in arranging appropriate housing for expatriate employees of the Company and hotel accommodation for foreign workers on temporary assignment to the Company;

(k)                                 not to facilitate the employment of management and technical personnel and workers hired and trained by the Company by other economic enterprises in the PRC, especially by competitors of the Company or of Party B, without the express written consent of the Company;

(l)                                     to assist the Company in obtaining Renminbi and foreign exchange loans from financial institutions in the PRC;

(m)                             to assist the Company to apply for and obtain all possible tax reductions and exemptions and all other relevant investment incentives available to the Company under Chinese law, including designation of the Company as an Export Oriented Enterprise and/or Technologically Advanced Enterprise;

(n)                                 if requested by the Company, to assist the Company in marketing the Company’s products in the PRC, and in obtaining all export licenses, if any are required, for the export and sale of the Company’s products into offshore markets;

(o)                                 to introduce potential domestic purchasers of the Company’s products to the Company;

(p)                                 to assist the Company, if requested to do so, in the submission of applications for, and the grant of, all necessary approvals, permits, certificates and licenses required in connection with safety and environmental matters, especially waste disposal, and other matters regulated by governmental authorities;

(q)                                 generally to assist the Company in its relations with local government authorities and Chinese domestic companies, including the existing customers of Party A; and

(r)                                    to handle such other matters as are entrusted to it by the Company.

6.2                               Responsibilities of Party B

In addition to its other responsibilities under this Contract, Party B shall be responsible:

(a)                                 to contribute to the Registered Capital of the JV Company as set forth in Article 5.3 above;

(b)                                 to contribute to the Company the Technical Assistance and the license of Technology under the terms and conditions of the Technology License and Technical Assistance Agreement between Party B or its relevant affiliate and the Company in the form of Appendix C hereto;

(c)                                  to fulfil all of its obligations under those agreements set forth in Article 5.5 above to which it is a party;

(d)                                 to provide information with respect to the raw materials, parts, supplies, machinery, equipment, vehicles, and telecommunications systems as provided in the Feasibility Study which are to be imported by the Company and, if requested by the Company, to assist the Company in the procurement of raw materials, materials, parts, supplies, machinery, equipment, vehicles, telecommunications systems and such other items to be imported from abroad and in arranging transportation of the same to ports in the PRC, and to assist the Company in the purchase, leasing or otherwise acquiring of other items required by the Company from outside of the PRC;

(e)                                  to assist the Company, at the Company’s written request, in communicating with the manufacturers and suppliers of imported machinery and equipment for information regarding the provision of necessary technical personnel services during the installation and testing of such machinery and equipment during start-up and trial production;

(f)                                   to assist the Company in obtaining loans from international financial institutions;

(g)                                  to assist the Company in recruiting expatriate management and technical personnel;

(h)                                 to assist the Company in formulating standards for recruiting, evaluating and promoting staff and workers;

(i)                                     to assist the Company in arranging foreign visas and accommodation for personnel and directors of the Company travelling abroad on Company business;

(j)                                    to assist the Company in developing a profitable export program at competitive price, quality and service level; and

(k)                                 to handle such other matters as are entrusted to it by the Company.

6.3                               Technical Center

(a)                                 Party B shall assist the Company in establishing a Technical Center to promote the Company’s development of technical capabilities in product design, development, testing and manufacturing, and to support the needs of the Company with the technology and capabilities set forth in the Technology License and Technical Assistance Agreement attached hereto as Appendix C.

(b)                                 Party B agrees that the Company shall have the right to die Party B’s bookshelf designs and technical information, and shall assist the Company in linking with Party B’s core technology centers world-wide.

(c)                                  Party B agrees to contract with the Company to perform CAD design and layout work for U.S. and/or European seat engineering programs. Such contract engineering work would be sufficient workload for at least twenty (20) staff and be a self-supporting business for the Technical Center.

6.4                               No Right to Fees

Unless otherwise expressly stipulated in this Contract, its Appendices, the Articles of Association of the Company, or other contracts entered into between the Company and one of the Parties hereto, neither Party shall receive fees or other compensation for the provision of the services described in Articles 6.1 and 6.2 above.

ARTICLE 7 LICENSE OF TECHNOLOGY

The Parties agree that the Technology License and Technical Assistance Agreement in the form and substance of Appendix C hereto shall be signed between the Company and Party B’s affiliate Johnson Controls International B.V. so that the Company obtains the rights to use Party B’s technology and know-how for the production of certain products of the Company, and receives certain technical assistance. The contents of the technology, know-how and technical assistance shall be set forth in the Technology License and Technical Assistance Agreement. The license of technology and know-how shall be subject to Party B’s or Johnson Controls International B.V.’s ability to obtain export licenses from the government of the United States if any become required following the signing of the Technology License and Technical Assistance Agreement, and shall be subject to compliance with all applicable laws, regulations and executive orders of the government of the United States.

ARTICLE 8 RIGHT TO USE THE SITES

The Company shall enter into Land Use Rights Grant Contracts with the relevant responsible authorities and obtain the relevant land use rights certificates, so that the Company obtains the land use rights to (a) approximately 30,000 square meters of the Site at Kangqiao Industrial Zone, Pudong, Shanghai and (b) approximately 24,000 square meters of the Site near SVW for terms of twenty-five (25) years, which may be extended.

The land use rights to the Sites granted to the Company shall include the right to pass through adjacent property to the nearest public roads to enable the Company fully and freely to access the Sites and to conduct thereon the activities contemplated by this Contract, whether or not there is presently such a right in connection with the Sites.

ARTICLE 9 SALES OF PRODUCTS

9.1                               Domestic Sales

Given the great demand for advanced high quality seating systems by automotive companies in the PRC, such as SGM and SVW, the Parties contemplate that a portion of the products of the Company will be sold on the domestic Chinese market. The Company shall establish a marketing plan, to be approved by the Board of Directors, to govern the sales activities and policies of the Company for sales in the PRC.

In order to meet the local engineering, development and timing requirements for the SGM seat business, Party B shall assume total responsibility (i) to obtain, understand, and develop all product information and drawing specifications, including any and all modifications to the existing GM W-Car seat design requested by SGM; (ii) for the completion of the full approval process, including product development through PPAP and manufacturing start of production; (iii) on behalf of the Company, for the interface with SGM for all product design and validation approvals; and (iv) to meet the program timing required by SGM. Costs incurred by Party B for product development and modifications to the SGM W-Car Seat design shall be specified in a separate engineering contract to be entered into between the Company and Party B.

Products sold by the Company in the domestic Chinese market (excluding the province of Taiwan) may be sold through direct sales by the Company through its head office, branches, subsidiaries, affiliates or agents, if any. Acceptance of orders for new business requiring capital expenditure for equipment and tools in excess of US$100,000 shall be subject to the unanimous agreement of the Board of Directors. The sales prices of such products to be sold on the domestic Chinese market shall be decided by the Executive Committee, as defined in Article 11.1 within the budgetary guidelines as approved by the Board of Directors.

9.2                               Export Sales of the Company’s Products

The Company shall use its best efforts to develop export business. Subject to satisfaction of the conditions of the Export Sales Agreement signed by Party B’s Affiliate and the Company in the form and substance of Appendix A, Party B commits to purchasing from the Company sufficient Seat Components through Party B’s Affiliate to enable the Company’s export sales to at least reach the below figures, within the stated calendar month period following issuance of the Company’s business license:

within the first 19 calendar months	within the following 12 calendar months	within the following 12 calendar months	within the following 12 calendar months	for each subsequent calendar year

US$22 million	US$57 million	US$75 million	US$80 million	not less than US$80 million

Party A shall provide the Company with support and assistance as appropriate in developing the export program.

9.3                               Payment Terms

All orders, credit terms and letters of credit from customers shall be approved by the Executive Committee, and all cash payments or payment transfers from customers shall be made directly to the Company at the place and in the manner designated by the Company.

9.4                               Branch Offices

The Company may, as it deems necessary and after approval by the Board of Directors and the relevant authorities, establish branch organizations within or outside the PRC to promote the sale of the products of the Company, and to provide information and advice to customers of the Company with respect to the products of the Company.

ARTICLE 10 THE BOARD OF DIRECTORS AND SUPERVISORS

10.1                        Date of Establishment of the Board of Directors

The Board of Directors of the Company (the “Board”) shall be established on the date the Company is registered arid issued its business license by the SAIC.

10.2                        Composition of the Board

The Board shall consist of ten (10) directors: five (5) appointed by Party A and five (5) by Party B. The Chairman of the Board shall be appointed by Party A and the Vice-Chairman by Party B from among the directors. Each director shall he appointed for a term of three (3) years and may serve consecutive terms if re-appointed by the Party originally appointing him. The term of office of the Chairman and Vice-Chairman shall be three (3) years, which can be renewed upon re-appointment by the Parties. A Party may, at any time, remove any director appointed by such Party by giving written notice to the Company with a copy of such notice to the other Party. If a seat on the Board of Directors is vacated by the retirement, removal, resignation, illness, disability or death of a director, the Party that originally appointed such director shall appoint a successor to serve out such director’s term.

Should there be subsequent further changes in the Parties’ equity ratios in the JV Company, the number of the Board of Directors and the Party appointing them shall be changed accordingly.

Directors shall not be paid a salary by the Company. However, such provision shall not prohibit the Company from paying a salary to a director in his capacity as an employee of the Company.

10.3                        Decisions of the Board

The Board shall be the highest authority of the Company. It shall decide all major issues concerning the Company. Decisions of the Board regarding the following matters shall require unanimous approval of all members of the Board present in person or by proxy at a duly convened meeting of the Board (at least two-thirds (2/3) of the directors shall be present, in person or by proxy, including at least one (1) director from each Party):

1.                                      amendment of the Articles of Association;

2.                                      early termination or dissolution of the Company;

3.                                      increase of the Company’s registered capital or any assignment or sale by one Party of all or a portion of its registered capital;

4.                                      the merger of the Company with any other economic organization;

5.                                      the acquisition by the Company of other enterprises;

6.                                      sale of any of the assets with a value singly or in aggregate exceeding US$30,000;

7.                                      appointment and dismissal of outside auditors;

8.                                      contracts and other agreements between the Company and Party A or Party B or any of their subsidiaries or companies with which they have a direct or indirect investment relationship;

9.                                      changes in powers of the General Manager, the Executive Committee and other individuals authorized to act on behalf of the Board of Directors;

10.                               taking out of loans or borrowings from third parties, and guarantees, asset mortgages and other security arrangements for financing of the Company over and above the annual financing plan;

11.                               decisions to establish branches of the Company other than in the Shanghai area;

12.                               establishment and any change in the management organization structure, the remuneration policies;

13.                               acceptance of new Seat and Seat Component orders requiring capital expenditure for equipment and tooling in excess of US$100,000;

14.                               any contract or agreements for licensing of technology or know-how to or from third parties which exceed US$100,000;

15.                               the approval of a plan for the use of foreign exchange and decisions regarding foreign exchange which deviate from the approved plan;

16.                               any material transaction between the Company and a director, officer of employee of the Company acting on his own behalf or on behalf of a third person;

17.                               any action not in the ordinary course of business of the Company;

18.                               any change in the legal address of the Company; and

19.                               the acquisition of land use rights by the Company.

Decisions involving all other matters shall be adopted by a simple majority of the Board. The Chairman of the Board of Directors shall have a casting vote case that the Board has an equal vote for and against the following proposal:

a)                                     annual financial budget, annual financing plan, final annual accounts and the annual business plan; and

b)                                     annual profit distribution plan and loss making up plan.

10.4                        Chairman of the Board

The Chairman of the Board shall be the legal representative of the Company, but the Chairman may not unilaterally take any action binding on the Board or on the Company without the prior express authorization by a unanimous affirmative written resolution of the Board. The Chairman shall call and preside over meetings of the Board. Whenever the Chairman of the Board is unable to perform his responsibilities for any reason, the Vice-Chairman of the Board shall act as the legal representative of the Company; in the Vice-Chairman’s absence the Chairman shall appoint another director to temporarily act as the legal representative of the Company in the Chairman’s stead.

10.5                        Meetings of the Board

The Board shall convene at least two (2) meetings every year. The meetings shall be called and presided over by the Chairman of the Board. Such meetings shall in principle be held at the place where the Company is located, and may also be held at such other places within the PRC, or outside the PRC at the location of Party B, as decided by the Board. Should any director be unable to attend a meeting of the Board, he may authorize another director to act as his representative by written proxy to attend such meeting on his behalf. Such representative shall vote in the place of such director. In the event that no representative is appointed by the absent director to attend a meeting of the Board, the absent director shall be deemed to have waived his right to vote at such meeting. Each director shall have only one vote for himself, whether he is present in person or by way of proxy. In case of a tie, there will be no deciding vote.

Members of the Executive Committee may attend the Board meetings and are entitled to receive, as the directors do, notice of the meetings and relevant documents, but unless they are directors, they shall have no right to vote at such meetings.

Upon the written request of two or more of the directors specifying the matters to be discussed, the Chairman of the Board, or the Vice-Chairman if the Chairman is unable, shall convene an interim meeting of the Board at a convenient location.

Travel and accommodation expenses of the directors attending Board meetings shall be borne separately by the Parties, except for those directors who are also employees of the Company, in which case the cost shall be borne by the Company.

In lieu of a meeting of the Board, Board resolutions may also be adopted through a written circular vote via facsimile exchange. Such resolutions shall only be adopted when signed by all members of the Board.

Board meetings shall be conducted in Chinese and English with interpreters present to carry out interpretation, to the extent necessary. Minutes of all meetings of the Board and all resolutions, including those resolutions adopted in lieu of a meeting, shall be kept in both Chinese and English in the minute book of the Company at the Company’s legal address.

Other requirements in regard to Board meetings are stipulated in the Articles of Association.

10.6                        The Company will not have a board of supervisors and instead will have two (2) supervisors. Party A and Party B shall each appoint one (1) supervisor. The term of office for the supervisors shall be three (3) years and may be renewed if re-appointed by the applicable Party. The supervisors shall have the following powers and responsibilities:

(1)                                 to inspect the finance of the Company;

(2)                                 to supervise the performance by the directors and senior management personnel of the Company of their corporate duties, and propose to remove those directors and senior management personnel of the Company who have breached the laws and administrative regulations, the Articles of Association of the Company or the Board resolutions;

(3)                                 to require directors or senior management personnel to rectify their activities which have damaged the interest of the Company; and

(4)                                 to exercise the other powers conferred upon them by the Parties, or the applicable PRC laws and regulations.

ARTICLE 11 OPERATION AND MANAGEMENT ORGANIZATION

11.1                        Management System

The Board of Directors of the Company shall set up an executive committee (the “Executive Committee’’) which shall be in charge of the day-to-day operation and management of the Company. The Executive Committee shall have one General Manager, one Standing Deputy General Manager and one additional nominee from Party A and one additional nominee from Party B. The specific powers of the members of the Executive Committee shall be determined by the Board of Directors. The term of the General Manager and Standing Deputy General Manager shall be three (3) years.

For the first three years of the Company Term, the General Manager shall be nominated by Party B and the Standing Deputy General Manager shall be nominated by Party A and both shall be appointed by the Board of Directors. For the second three (3) years of the Company Term, Party A shall nominate the General Manager and Party B shall nominate the Standing Deputy General Manager, and both shall be appointed by the Board.

After the first six (6) years of the Company Term, the Board shall determine by a unanimous vote which Party shall nominate the General Manager and Standing Deputy General Manager. In the event it becomes necessary to replace the General Manager or the Standing Deputy General Manager prior to the end of his current term of office, the original nominating Party shall nominate a new candidate to fill the position for approval by the Board.

The Senior Manager, as referred to in the Management Organization Structure Chart to be agreed and signed by the Parties (the “Senior Manager”) shall be appointed by Party A for the first three (3) years of the Company Term. At the end of the first three (3) years, it is the intent of the Parties that the Senior Manager position shall be eliminated. To that end, at the end of the first three (3) years, the Board will decide whether to eliminate or extend the position, and if extended for how long.

11.2                        Responsibilities of Managers

The duties of the General Manager shall consist of carrying out the decisions of the Board of Directors and organizing and directing the day-to-day operation and management of the Company. The Standing Deputy General Manager and Senior Manager shall report to and assist the General Manager. The specific powers and responsibilities of the General Manager shall be prescribed in the relevant provisions of the Company’s Articles of Association. The specific powers and responsibilities of the Executive Committee, Standing Deputy General Manager and Senior Manager shall be determined by the Board of Directors. Outside members of the Board, including the Chairman and the Vice Chairman, shall not interfere in the daily management of the Company.

As authorized by the Board at the first Board meeting of the Company, only the General Manager or a representative of the Company authorized in writing by the General Manager shall have- the authority to sign commercial contracts on behalf of the Company.

The Executive Committee shall have the authority to appoint and dismiss subordinate personnel except for Management Personnel and those seconded from either Party, and exercise other responsibilities, powers and duties authorized by the Board of Directors.

The managers of the departments set forth in the Management Organization Structure Chart referred to in Article 11.1 above shall be responsible respectively for the work of such departments, and shall handle matters delegated to them by the General Manager or Executive Committee and shall be responsible to the General Manager and Executive Committee.

11.3                        Annual and Monthly Budgets and Business Reports

The General Manager shall prepare and submit to the Board proposed capital and operating budgets, each year prior to December 1 for the subsequent year, which the Board shall adopt with such revisions thereto as the Board shall deem appropriate. In addition to the annual Capital and Operating Budgets and the annual financing plan, the General Manager, with the assistance of the department managers, shall prepare, and submit to the Board on a monthly basis, interim business reports on the activities and prospects of the Company, showing the performance of the Company including purchasing, production, investment, maintenance, environment, marketing and pricing, human resources, administration and finance, as compared to the Budget approved by the

Board. The form of the monthly business reports shall be determined by the Executive Committee.

11.4                        No Concurrent Posts

The General Manager, Standing Deputy General Manager and other Management Personnel may be seconded to the Company by Party A or Party B and may remain employees of Party A or Party B or their respective affiliates. Apart from this exception, the General Manager, Standing Deputy General Manager and other Management Personnel may not hold posts concurrently as the general manager or any other officer or employee of any other economic organization.

No employee of the Company, including the General Manager, the Standing Deputy General Manager and any other Management Personnel of the Company, may concurrently be engaged or employed in the PRC in any business which could be or become directly or indirectly in competition with the Company.

11.5                        Neglect of Duty

In the event of graft or serious breach or neglect of duty on the part of the General Manager, the Standing Deputy General Manager, Management Personnel, or any employee seconded to the Company by Party A or Party B, the Board shall have the power to dismiss him/them at any time. The Executive Committee shall itself have the authority to dismiss any other employee who has committed graft or has seriously breached or neglected his duty, or whom the Executive Committee, in its discretion, believes is no longer appropriate for his post.

ARTICLE 12 PURCHASES OF EQUIPMENT AND MATERIALS

After the commencement of its operation, except as otherwise provided in the Feasibility Study, the Company shall, in its purchase of required equipment, machinery, raw materials, fuel, parts, means of transportation and articles for office use, etc., give priority, to the extent possible, to purchasing the same in China, provided that the terms and conditions of procurement, design, quality, features, quantity, pricing, performance, warranty, service and delivery terms and dates are competitive. In accordance with Article 65 of the Joint Venture Regulations, such materials and supplies shall be purchased by the Company at the same prices as are charged to state-owned enterprises and shall be paid for in Renminbi, unless the Company otherwise agrees.

To the extent that the Company’s specifications with respect to design, quality, features, quantity, pricing, performance, warranty, service and delivery terms and dates cannot be met from sources within China, the Company may procure such materials and supplies from abroad. For items purchased from abroad, the Company shall give preference to procurement from Party B and suppliers recommended by Party B if the design, quality, features, quantity, pricing, performance, warranty, service and delivery terms are competitive.

ARTICLE 13 LABOR MANAGEMENT

13.1                        Labor Plans

The Executive Committee shall formulate plans regarding the recruitment, employment, dismissal, resignation, wages, labor protection, welfare, and labor discipline of the staff and workers of the Company, which shall be examined and approved by the Board of Directors. Such plans shall be formulated with reference to the Regulations of the People’s Republic of China on Labor Management in Joint Ventures Using Chinese and Foreign Investment and other relevant laws and regulations.

13.2                        Work Force

The Company shall establish an initial work force as set forth in the Feasibility Study Report to meet the Company’s production requirements. The Executive Committee shall, within the budgetary guidelines set by the Board, determine any increase or decrease in the number of employees needed for the efficient operation of the Company.

13.3                        Recruiting and Hiring

The Company shall recruit its staff and workers in the open market. Only those candidates who meet the criteria for employment set by the Executive Committee shall be employed on a probationary basis for six (6) months or the maximum probationary period allowable by relevant laws and regulations and, after successful completion of the probationary period, shall be formally employed by the Company. The Executive Committee shall have the right to reassign to new positions all staff and workers employed by the Company except for those members of the Executive Committee, Management Personnel, or any employee seconded to the Company by Party A or Party B.

13.4                        Seconded Employees from Party A

The terms and conditions of secondment of any personnel at or above the level of supervisor (excluding expatriate personnel) seconded from Party A to the Company shall be contained in a Yanfeng Personnel Secondment Agreement to be signed by Party A and the Company.

13.5                        Seconded Employees from Party B

The remuneration, housing, social insurance, welfare benefits, travel allowance and overseas allowances provided by Party B’s Affiliate to its personnel which it seconds to the Company shall be in accordance with the current Expatriate Employee Policies of Party B’s Affiliate. The amount reimbursed by the Company to Party B’s Affiliate for such costs shall be set forth in a Management Services Agreement to be signed by the Company and Party B’s Affiliate and shall take into account and be comparable to the salary and benefits of comparable expatriate personnel in other sino-foreign automotive joint ventures in the Shanghai area.

13.6                        Labor Contracts

Provisions relating to the employment, dismissal, resignation, remuneration, welfare benefits, rewards, discipline, punishments and labor insurance of the staff and workers of the Company shall be specified in labor contracts to be entered into by and between the Company and each individual staff member and worker of the Company.  The form of the labor contract to be used is to be agreed by the Parties and shall be filed with the local labor bureau for the record.

13.7                        Compensation of Local Personnel

The compensation of the Company’s local personnel shall be decided by the Executive Committee based on such person’s ability and skills and, to the extent the Executive Committee deems appropriate, comparable positions in the local market, and in accordance with relevant PRC law and remuneration policies decided by the Board.  Such compensation shall be paid in Renminbi.

13.8                        Disciplinary Action

In accordance with guidelines set, forth by the Board and relevant Chinese regulations, the Executive Committee shall have the right to take disciplinary action against Management Personnel, staff and workers by giving warnings, recording demerits or, except for the expatriate personnel and Standing Deputy General Manager and Management Personnel whose remuneration is to be decided by the Board, reducing salaries or wages.  Staff and workers who commit serious offenses, who prove to be incompetent or unsuited for the work to be performed by them, or who are redundant, may be dismissed by the Executive Committee.

13.9                        Trade Union

The Company may establish a trade union organization in accordance with the relevant provisions of the Joint Venture Regulations.  The Company shall contribute two percent (2%) of the total actual wages, or as otherwise stipulated in current relevant laws of the PRC, earned each month by staff and workers of the Company to the trade union fund for such trade union to use in accordance with the applicable laws of China on the management of trade unions.

13.10                 Labor Protection

The Company shall comply with PRC regulations with regard to labor protection in order to ensure safe and orderly production.  Subject to the above, the Company shall use its best efforts to comply with Party B’s hygiene, safety and environmental protection policies and regulations.  Labor insurance for employees of the Company shall be handled in accordance with relevant PRC regulations.

ARTICLE 14  SPECIFIC STATUS OF THE COMPANY

14.1                        General

The Company shall apply to obtain for the Company and the Parties the benefits of the most favorable applicable tax exemptions, reductions, incentives privileges and preferences which are now or in the future become obtainable under Chinese law or any treaties or international agreements to which the PRC is or may become a party.

14.2                        Preferential Treatment

The Company and the Parties shall do their utmost individually and jointly when necessary and possible to ensure the most preferential treatment that can be obtained for the Company pursuant to the laws and regulations of the PRC.

ARTICLE 15  TAXES, FINANCE, AUDIT AND DISTRIBUTION OF PROFIT

15.1                        Income Taxes

The Company shall pay taxes in accordance with the stipulations of relevant Chinese laws and regulations taking into consideration the various preferential tax treatments given by the State to joint venture companies as well as the various types of preferential treatment given by the Shanghai Municipal Government or other local government to joint ventures using Chinese and foreign investment.  In the event that new laws or regulations permit more favorable taxation for joint ventures at a later date, the Company shall be entitled to apply for the benefit of the relevant new tax law or regulation.

15.2                        Duties and Taxes on Imports

The Company shall use its best efforts to obtain the maximum preferential customs and tax treatment permitted by relevant regulations from customs duties, value added taxes and other similar taxes, levies and charges on machinery, equipment, spare parts and other materials purchased abroad with funds within the total amount of investment and those imported as increases in capital.  Any taxes, duties or other levies and charges to be paid in the PRC shall be paid in Renminbi.

15.3                        Individual Income Tax

Staff members and workers of the Company shall pay individual income tax according to the Individual Income Tax Law of the PRC or other applicable laws and regulations of the PRC.

15.4                        Accounting System

(A)                               The General Manager of the Company shall be responsible for the financial management of the Company.  Among his duties, the General Manager shall cause the Finance Department to organize the compilation of financial statements.

(B)                               The Company shall adopt the internationally practised accrual basis of accounting and the debit and credit method for book keeping, and shall prepare complete, accurate and appropriate financial and accounting books and records in accordance with the Accounting System of the People’s Republic of China for Foreign Investment Enterprises and relevant financial systems, taking into account both Parties’ financial reporting needs.

(C)                               Every month, and within thirty (30) days of the end of each fiscal year of the Company, the Finance Department shall prepare financial statements for the Company, including a balance sheet and profit and loss statement.  The Finance Department shall also prepare, on a quarterly basis and within thirty (30) days of the end of the Company’s fiscal year, restated financial statements of the Company in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  Immediately upon their issuance, the Finance Department shall provide copies of the said financial statements and restated financial statements to the Parties and summaries of such statements to the Board.

(D)                               The Renminbi shall be used as the unit of account by the Company in its financial accounting.  Financial statements prepared in accordance with U.S. GAAP pursuant to Article 15.4(C) shall be prepared in Renminbi.  Treatment of exchange gains and losses arising from exchange rate differences shall be in accordance with the relevant accounting treatment announced by the Ministry of Finance of the PRC.

(E)                                The accounting process and procedures to be adopted by the Company shall be prepared by the Finance Department and submitted to the Executive Committee for approval.  Once approved by the Executive Committee, the accounting process and procedures shall be filed with the local department of finance and the tax authorities for the record.  The Executive Committee shall also prepare an annual report on internal controls and submit it to the Board for approval.

(F)                                 The fiscal year of the Company shall begin on January 1 and end on December 31 of each year.  All accounting records, vouchers, books, financial statements and reports of the Company shall be made and kept in the Chinese language.  Appropriate accounting records and statements shall be prepared and kept in English.  All important financial and accounting records and statements shall require the approval and signature of the General Manager and the Standing Deputy General Manager.

(G)                               Tax returns for the Company shall be prepared in accordance with the applicable laws and regulations of the PRC and shall be approved .and signed by the General Manager and the Standing Deputy General Manager.

(H)                              At the end of each fiscal year, the Finance Department shall prepare such information as shall be necessary for the preparation of any tax returns and statements as may be required by U.S. law.  This shall include furnishing Party B with certified copies of government receipts for income taxes paid within the PRC.

(I)                                   The Company shall also provide any information that may be required for the audit of any tax return by U.S. authorities.

15.5                        Bank Accounts

After its business license has been issued, the Company shall separately open foreign exchange account(s) and Renminbi account(s) at banks which are authorized to accept Renminbi and/or foreign exchange deposits in the PRC from a Sino-foreign joint venture.  If it deems it necessary and upon approval of the Board of Directors, the Company may also, in pursuance of its operational needs and in accordance with relevant regulations, open foreign exchange accounts with financial institutions outside of the PRC.

15.6                        Auditing

(A)                               The Company shall engage a Sino-U.S. joint venture accounting firm registered in the PRC to be its auditor and to examine and verify the financial accounting of the Company.  The results of the auditor’s examination shall be reported to the Board and the General Manager.  The Company shall submit to the Parties and to each director the audited annual statements within 90 days after the end of the fiscal year, together with the audit report of the independent auditor.

(B)                               If it deems necessary, any Party may engage an auditor at its own expense from the PRC or another country to audit the financial accounting books of the Company.  If, however, the results of any such audit are significantly different from that conducted by the Company’s independent auditor and are accepted by the Board, the expense shall be borne by the Company.  Such independent auditor shall keep confidential all documents audited by him.  The Company shall permit such auditor to have access to the books and records of the Company and will provide the necessary office space and facilities to enable such examination to be carried out effectively.  The results of such audit shall be reported to the Board, the Executive Committee and the Company’s accountant registered in China.

15.7                        Contributions to the Three Funds

The Company shall accrue from its after-tax profits each year for the Reserve Fund, the Enterprise Development Fund and the Bonus and Welfare Fund for Staff and Workers (the “Three Funds”) in accordance with the stipulations in the Joint Venture Law.

In the first year in which the Company achieves a cumulative profit after tax, the amount to be accrued for the Three Funds shall be as follows:

(a)                                 Reserve Fund - 1% of after-tax profits;

(b)                                 Enterprise Development Fund - 2% of after-tax profits;

(c)                                  Bonus and Welfare Fund for Staff and Workers - 9% of after-tax profits.

After the first year in which the Company achieves a cumulative profit after tax, the Board shall on an annual basis discuss and decide the percentage to be applied to the Three Funds according to the business situation of the Company.

When the cumulative balance in the Reserve Fund equals fifty percent (50%) of the registered capital of the Company, the Company need not make further allocations to this fund.

15.8                        Distribution of Profits

Unless the Board decides otherwise, 100% of the after-tax profits remaining after contributions to the Three Funds shall be distributed annually to the Parties in proportion to their respective shares in the registered capital of the Company.  Dividends shall be declared in the Company’s operating currency.  Dividends to the Parties shall be paid in foreign exchange to the extent available after satisfaction of the priorities listed 1 to 6 in Article 16.5 below.  Profits of the Company may not be distributed before losses in prior fiscal years have been made up.  Undistributed distributable profits from prior years may be distributed together with those of the current year.

ARTICLE 16  FOREIGN EXCHANGE

16.1                        General

All foreign exchange matters of the Company shall be handled in accordance with relevant PRC foreign exchange regulations.

In accordance with the Regulations for the Administration of Foreign Exchange Settlement, Sales and Payments and the Provisional Measures for the Administration of Foreign Exchange Bank Accounts, the Company shall be granted a FERC.

The Parties acknowledge, that SAFE’s confirmation that the Company can receive foreign exchange, obtain a FERC, maintain a foreign exchange bank account and have access to designated foreign exchange banks during the term of the Company as necessary is an essential and decisive condition to the formation and success of this joint venture project.

In accordance with the Regulations of the State Council Concerning the Issue of Balancing Foreign Exchange Receipts and Disbursements by Joint Ventures Using Chinese and Foreign Investment, the Company may apply to the appropriate authorities of the PRC for confirmation that the Company may purchase domestic products with Renminbi for export to assist in resolving any imbalance of foreign exchange receipts and expenditures which may occur.

16.2                        Foreign Exchange Requirements of the Company

(A)                               The foreign exchange funds of the Company (such as foreign exchange capital invested and foreign currency loans) shall be freely transferable into the PRC without any restriction or tax, duty or other governmental charge whatsoever and shall be deposited in the foreign exchange account or accounts of the Company.  Subject to the provisions of this Article, all foreign exchange payments of the Company shall be paid out of the above-mentioned foreign exchange accounts.

(B)                               To the extent permitted by relevant Chinese laws and regulations, Party B shall have the right to remit outside of China all payments made to it by the Company, including amounts paid to it upon dissolution of the Company.  Unless otherwise specified in this Contract or in contracts entered into by the Company, all expenses, loan repayments, labor compensation and other charges of the Company paid to Chinese enterprises or nationals shall be paid in Renminbi.

16.3                        Applicable Foreign Exchange Rate

In the determination of the foreign exchange rate applicable to the conversion of Renminbi to foreign currency or vice versa, the applicable rate shall be the rate quoted by the People’s Bank of China on the date the payment of dividends, interest, fees, commissions, purchase or sale price, etc. is made.

16.4                        Foreign Exchange Balancing

The Company shall have the right to adopt the following methods to raise foreign exchange:

1.                                      sale of the Company’s products for foreign exchange to the extent permitted by PRC law;

2.                                      conversion of Renminbi into United States Dollars at a designated foreign exchange bank at the then current rate prevailing;

3.                                      using Renminbi to purchase raw materials and components and domestic products in the PRC for export, upon receipt of the appropriate governmental approvals;

4.                                      reinvestment of its Renminbi profits in PRC domestic enterprises capable of generating foreign exchange or increasing their foreign exchange revenues;

5.                                      such other methods as are permitted by applicable law.

16.5                        Appropriation of Foreign Exchange Available

In any given year, the Company shall anticipate and plan for the use of its foreign exchange income in accordance with the following order of priorities:

1.                                      payment for imported materials, machinery and equipment, replacement parts and components for machinery and equipment and services required by the Company, and other production and overhead costs denominated in foreign exchange;

2.                                      payment of interest on and repayment of principal of foreign exchange loans, if any;

3.                                      payment of fees, expenses and reimbursements to offshore licensors or service providers under technical assistance, technology license, and/or service agreements with the Company;

4.                                      payments to Party B or its relevant affiliate for the cost of individuals sent to the Company (a) to provide training and other Technical Assistance under the Technology License and Technical Assistance Agreement attached as Appendix C hereto, or (b) under any other separate contractual relationship between Party B or its relevant affiliate and the Company;

5.                                      payment to Party B of compensation for expatriate personnel of the Company provided by Party B, and payment of the expenses of the Company personnel while travelling abroad on Company business;

6.                                      payment in foreign exchange for certain administrative expenses that are needed to fulfil operational requirements and requiring foreign exchange payment;

7.                                      payment to Party B of its respective share of the profits of the Company;

8.                                      payment to Party A of its respective share of the profits of the Company;

9.                                      reserve of a foreign currency balance intended to satisfy the above priorities for the subsequent year, based on an estimation of foreign currency income against foreign currency expenditures; and

10.                               other payments which the Board decides should be made in foreign exchange.

Any portions of the above foreign exchange obligations which are not fully satisfied in a given year will be carried forward to the following year until they are satisfied.  The Company shall use its best efforts to obtain sufficient foreign exchange to satisfy these priorities.

ARTICLE 17  INSURANCE

17.1                        General

Various types of insurance of the Company shall be purchased from insurance companies registered in the PRC that provide insurance coverage to Sino-foreign joint ventures to the extent that such insurance is available, on conditions and terms comparable to those abroad.

17.2                        Types of Coverage

The exact types of coverage, the value and the term of insurance shall be decided by the Executive Committee based on the practices of similar businesses in other countries and the practice and legal requirements in the PRC.  Such coverage shall include adequate property insurance covering the factory building, contents and other first party risks of the Company.  The Company shall also maintain product liability insurance, third party liability insurance and other relevant insurance coverage in order to protect the Company, its employees, agents and other appropriate parties from claims.  The Board shall ensure that adequate coverage of the abovementioned types of insurance is arranged by the Executive Committee.

ARTICLE 18  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

18.1                        Representations and Warranties of Party A

Party A hereby represents and warrants to Party B as follows:

(A)                               Party A is a Sino-foreign equity joint venture company duly organized and validly existing as a legal person under the laws of the PRC.

(B)                               Party A has taken all appropriate and necessary corporate action to authorize the execution and delivery of this Contract and all of the contracts and documents referred to in this Contract to which Party A is a party and to authorize the performance and observance of the terms and conditions hereof and thereof.

(C)                               Party A has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts and documents referred to in this Contract to which Party A is a party and to observe and perform its obligations hereunder and thereunder; provided however, that this Contract is subject to the approval of the Approval Authority before the same may become effective.

(D)                               Party A’s representative whose signature is affixed hereto has been fully authorized to sign this Contract pursuant to a valid power of attorney, a copy of which has been provided to the other Party hereto.

18.2                        Representations and Warranties of Party B

Party B hereby represents and warrants to Party A as follows:

(A)                               Party B is a corporation duly organized, validly existing and in good standing in accordance with the Companies Ordinance of Hong Kong.

(B)                               Party B has taken all appropriate and necessary corporate action to authorize the execution and delivery of this Contract and all of the contracts and documents referred to in this Contract to which Party B is a party and to authorize the performance and observance of the terms and conditions hereof and thereof, including the procurement of a guarantee letter from Johnson Controls, Inc., guaranteeing the performance of Party B and/or its relevant affiliate(s) under this Contract and under all other agreements between Party B or its relevant affiliate(s) and the Company.

(C)                               Party B has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts and documents referred to in this Contract to which Party B is a party, and to observe and perform its obligations hereunder and thereunder; provided, however, that this Contract is subject to the approval of the Approval Authority before the same may become effective.

(D)                               Party B’s representative whose signature is affixed hereto has been fully authorized to sign this Contract pursuant to a valid power of attorney, a copy of which has been provided to the other Party hereto.

ARTICLE 19  DURATION OF THE JOINT VENTURE

19.1                        Term of the Company

The duration of the Company (the “Company Term”) shall be twenty-five (25) years starting from the date on which the business license of the Company is issued by the SAIC.

19.2                        Extension of the Company Term

At least two (2) years prior to the expiration of the Company Term, the Parties shall hold consultations to discuss the extension of the Company Term.  If both Parties agree to extend the Company Term, an application for such extension shall be submitted to the Approval Authority for approval not less than six (6) months prior to the expiration of the Company Term.  Any extension of the term as approved shall be registered with the SAIC.

Dissolution of the Company upon early termination or at expiration of the Company Term shall be subject to the provisions of Articles 20 through 23 below.

19.3                        Non-Compete

The Company shall constitute each Party’s exclusive activity and/or participation in the PRC in any operation or business included within the Business Scope as provided in Article 4.2; provided however, that:  (i) in the event the Company refuses to pursue or accept any new seat, headliner, sun visor or overhead system business within the Business Scope, either Party shall have the right to establish a competitive venture in China for such new seat, headliner, sun visor or overhead system business provided that such Party had not opposed the participation of the Company in such new business; (ii) in the event a potential customer or potential partner refuses to accept the Company’s participation in any operation or sourcing opportunity and the Parties have exhausted best efforts to allow the Company’s participation, either Party shall have the right to participate in such operation or sourcing opportunity with such potential customer or potential partner; and (iii) any activity within the Business Scope which any Party is contractually committed to undertake pursuant to a letter of intent, memorandum of understanding or other definitive written agreement executed with third parties prior to January 8, 1997 insofar as the automotive seat business is concerned and prior to the date of these JVC Amendments insofar as the automotive headliner, sun visor and overhead system businesses are concerned, shall be excluded from this Article 19.3.  The Parties further acknowledge and agree that it is their intent that companies with which they have a direct or indirect investment relationship shall also refrain from competing with the Company and that the Parties will use their best efforts to cause such companies to similarly comply with this non-compete provision.

ARTICLE 20  EARLY TERMINATION AND DISSOLUTION

20.1                        Events of Early Termination for Reasons other than Breach

The Company may be brought to an early termination upon the occurrence of any of the following events:

1.                                      the Company has incurred heavy losses and is unable to continue operations (for purposes of this Article the term “heavy losses” shall mean that the accumulated losses of the Company have reached seventy-five percent (75%) or more of the registered capital of the Company);

2.                                      subject to the provisions of Article 23 below, the Company is unable to continue operations due to the occurrence of an event of force majeure;

3.                                      the Company is unable to obtain its desired purpose and scope of operation as stated in this Contract including but not limited to the inability of the Company to carry out foreign exchange transactions or the inability of the Company to pay in U.S. Dollars or other foreign exchange any payments required to be paid to Party B in U.S. Dollars or other foreign exchange under the terms of this Contract with a value singly or in the aggregate equal to the amount of Party B’s registered capital in the Company;

4.                                      the bankruptcy of either Party;

5.                                      Parties A and B unanimously agree to early dissolution of the Company;

6.                                      The Parties do not reach agreement on the adjustments to either Party’s economic benefits as provided under Article 24.3 within ninety (90) days of the request by either Party for such adjustments.

20.2                        Dissolution Upon Early Termination for Reasons other than Breach

Upon the occurrence of any of the events enumerated in Article 20.1, either Party may request that a Board meeting be convened to discuss the early termination of the Company.  The Chairman of the Board shall convene such meeting within thirty (30)

days of the receipt of a Party’s request for the meeting.  The directors appointed by the other Party shall be obliged to attend such meeting.

At such Board meeting each Party shall discuss, and use its best efforts to achieve, a solution acceptable to both Parties, which solution may include the purchase by one Party of the equity interest of the other Party in the Company.

If the Parties are unable to achieve a mutually acceptable solution at such Board meeting, the Board shall adopt any one of the following solutions:

1.                                      dissolution of the Company pursuant to a unanimous resolution of the Board and subject to the approval of the Approval Authority;

2.                                      purchase by the Party that objects to the Company’s dissolution of the equity interest of the Party that is in favor of its dissolution, such equity interest to be valued in the same manner as is set forth in Article 22.2 below with respect to the valuation of the Company.

20.3                        Expropriation

Party B shall have the right unilaterally to terminate the Company in the event a substantial portion of the Company’s assets is expropriated.

20.4                        Dissolution due to Expiration or Early Termination

Upon the expiration of the Company Term or the early termination of the Company pursuant to Article 20.1 and Article 20.2 above, the Board shall appoint a Liquidation Committee as provided under the Articles of Association to carry out liquidation in accordance with law and the provisions of this Contract.

ARTICLE 21  BREACH, PENALTIES FOR BREACH AND DISSOLUTION DUE TO BREACH

21.1                        Breach

If one Party fails to perform any of its obligations under this Contract or if a Party’s representation or warranty under this Contract is untrue or materially inaccurate, such Party shall be deemed to have breached this Contract.  In such event, the performing Party (a “Performing Party”) shall notify the Party in breach (“Breaching Party”) in writing that the Contract has been breached and that the breach should be remedied within sixty (60) days of the date of such notice.  If the breach has not been remedied by the end of such sixty-day period, the Performing Party shall notify the Approval Authority that the Contract has been breached by the Breaching Party and the Company may be dissolved at the written request of the Performing Party as provided in Article 22.1.

21.2                        Damages in Case of Breach

In the event of a breach of this Contract, the Breaching Party shall be liable to the Performing Party for direct damages incurred as a result of such Breaching Party’s breach of contract.  The termination rights provided for in Article 20.1 shall be in addition to and not in substitution for any other remedies that may be available to the Performing Party, and any termination in the exercise of such rights shall not relieve either Party from any obligations accrued to the date of such termination or relieve the Breaching Party from liability and damages to the Performing Party for breach of this Contract.  Waiver by either Party of a single default or a succession of defaults shall not deprive such Party of any right to terminate this Contract, arising by reason of any subsequent default.

21.3                        Penalties for Late Contribution of Capital

Should a Party to the Contract not contribute on time to the Company its subscribed amount of the registered capital stipulated in Article 5.3 of this Contract for reasons other than those specified in Article 5.5 hereof, such Party shall, commencing from one month after the due date of such payment in default, pay the Company one percent (1%) per month of the subscribed capital amount overdue as penalty for default.  If for reasons other than those specified in Article 5.5 hereof no payment has been made, or full payment of the amount overdue has not been made in three (3) months, the Party in default shall be deemed to have waived its right to subscribe to the capital overdue.  Other than claiming from the defaulting Party for the Company the cumulative three percent (3%) on the subscribed amount overdue as penalty for default, the non-defaulting Party shall also have the right to subscribe to such overdue amount, and to request the defaulting Party to compensate the non-defaulting Party for its direct losses sustained as a result of the defaulting Party’s breach.

21.4                        Dissolution Due to Breach

Upon approval of the dissolution by the Approval Authority, the Performing Party shall appoint a Liquidation Committee to evaluate the assets and liabilities of the Company and the reasonableness of the claim for damages, if any, suffered by the Performing Party.  The Liquidation Committee shall carry out liquidation in accordance with law and this Contract.

Either the Performing Party or the Breaching Party may institute arbitration proceedings in accordance with Article 25 of this Contract should it dispute the determination of the Liquidation Committee.

ARTICLE 22  DISPOSAL OF PROPERTY UPON TERMINATION AND DISSOLUTION

22.1                        Liquidation Committee

The Liquidation Committee, whether appointed pursuant to Article 20.4 or Article 21.4 above, shall apply the assets of the Company to satisfy the Company’s liabilities, including all liabilities owed by the Company to Party A or Party B.  Thereafter, the remaining assets of the Company may be distributed to the Parties in accordance with the ratio of their capital contributions; provided, however, that any property to be distributed to the Breaching Party (as Breaching Party is defined in Article 21.1 above) may be used to pay for the damages sustained by the Performing Party.  Damages payable to Party B shall be paid in foreign exchange.  Party B’s share of distribution shall be paid in foreign exchange, to the extent available in the Company.  However, the Parties may elect to receive their respective share of distribution of assets in kind, including machinery and equipment, with Party A being given preference with respect to machinery and equipment made in China and Party B being given preference With respect to machinery and equipment made outside of China.  The Liquidation Committee shall value all the assets of the Company on a fair market value basis.

22.2                        Valuation of Assets

If at the time of expiration of this Contract without renewal at the end of the Company Term hereof the Company is actively engaged in business, or at any other time when the Parties mutually agree to negotiate a sale and purchase of their respective interests in the Company, the following process may be used with the Parties’ mutual consent to establish the value of the Company:  three (3) qualified appraisers, one (1) to be appointed by Party A, one (1) to be appointed by Party B and the third one to be appointed by the two (2) appraisers appointed by the Parties hereto would establish the value of the Company.  If a Party fails to appoint an appraiser within sixty (60) days of being requested to do so by the other Party, the appraiser appointed by such Party shall appoint an appraiser on behalf of the Party failing to make such an appointment.  Such appraisers shall each value the Company on a going-concern basis with reference to a Pacific area company with facilities comparable to those of the company, which company is qualified to continue to carry on its business in the jurisdiction in which it is located, but without taking into account the value to the Company of the Technology License and Technical Assistance Agreement.

In making such valuation, the appraisers shall make full provision for and take into account the debts and liabilities of the Company.  If the value figures of all three (3) of the appraisers are within ten percent (10%) of each other, (using the higher value figure as the denominator), then the value of the Company shall be the average of the value established by each of these three appraisers.  If the value figures of only two (2) of the appraisers are within ten percent (10%) of each other, (using the higher value figure as the denominator), then the value of the Company shall be the average of the value established by each of these two appraisers and the third appraiser’s valuation will be discarded.  If the value figures of each of the appraisers is more than ten percent (10%) apart (using the higher value figure as the denominator), then new appraisers shall be appointed as provided.

After the value of the Company has been established, the Parties may agree that one Party shall purchase the interest of the other at the pro-rata price established by the said valuation.  If Party A buys Party B’s interest, payment shall be made in convertible currency.  If neither Party is willing to buy at the value established by the appraisers or at any other price agreed upon, then the Parties shall sell the Company to a third party at the appraised value or for a better price.  If the Parties are unable to sell the Company to a third party, then the Company shall be dissolved as provided in Article 22.1 and its assets sold wherever the best price can be obtained.

ARTICLE 23  FORCE MAJEURE

23.1                        General

Should either of the Parties to this Contract be prevented from performing its obligations under the Contract by force majeure, such as earthquake, typhoon, flood, or other acts of nature, fire, explosion, acts of authority including the inability to obtain any required export licenses or the inability to obtain raw materials or spare parts, war, or other unforeseen events beyond the prevented Party’s reasonable control (an “Event of Force Majeure”), the prevented Party shall notify the other Party without delay, and within fifteen (15) days thereafter provide detailed information concerning such events and documents evidencing such events, explaining the reasons for its inability to execute, or for its delay in the execution of, all or part of this Contract.

23.2                        Excuse and Notification

If an Event of Force Majeure occurs, neither Party shall be responsible for any damage, increased costs or loss which the other Party may sustain by reason of such a failure or delay of performance, and such failure or delay shall not be deemed a breach of this Contract.  The Party claiming Force Majeure shall take appropriate means to minimize or remove the effects of Force Majeure and, within the shortest possible time, use its best efforts to resume performance of the obligations delayed or prevented by the Event of Force Majeure.

23.3                        Extended Force Majeure

Should an Event of Force Majeure or the effects of an Event of Force Majeure prevent one or both of the Parties hereto from performing part or all of its or their obligations hereunder for a period of one hundred and twenty (120) days or more, then the Parties shall, through consultations, decide whether to terminate this Contract or to exempt the implementation of part of the obligations of this Contract or whether to delay the execution of this Contract according to the effects of the Event of Force Majeure on the performance of this Contract.

ARTICLE 24  APPLICABLE LAW

24.1                        Applicable Law

This Contract shall be performed in accordance with its terms.  This Contract shall be governed by the laws of the PRC.

24.2                        Favorable Changes

In the event that, during the term of this Contract, any relevant authority in the PRC adopts any law, decree, rule, regulation or policy, or a treatment is extended to another joint venture company or foreign investor in the automobile components business in the PRC which is more favorable than the laws, decrees, rules, regulations, policies or a treatment previously applicable to the Company and/or Party B, then the Company and/or Party B as the case may be shall be entitled to receive, or apply (if application is necessary) to the appropriate governmental agency or authority to receive the benefit of such law, decree, regulation, rule, policy or more favorable treatment.

24.3                        Adverse Changes

If either Party’s economic benefits are adversely and materially affected by the promulgation of any new laws, decrees, rules or regulations of the PRC or the United States of America or any administrative subdivision thereof, or by the amendment or new interpretation of such laws, decrees, rules or regulations after the effective date of this Contract, the Parties shall promptly consult with each other and use their best efforts to implement any adjustments necessary to maintain each Party’s economic benefits derived from this Contract on a basis no less favorable than the economic benefits it would have derived if such laws, decrees, rules or regulations had not been promulgated or amended or so interpreted.

ARTICLE 25  SETTLEMENT OF DISPUTES

25.1                        Choice of Arbitration

(A)                               Any claim, controversy or disputes arising from the interpretation or performance of, or in connection with, this Contract shall be settled through friendly consultations between the Parties.  In case no settlement can be reached through consultations within sixty (60) days of the submission of such matter by one Party to the other Party, then such dispute shall be settled by arbitration under the Rules of Arbitration of the Institute of the Stockholm Chamber of Commerce.

(B)                               The arbitration proceedings shall be conducted in English and shall take place in Stockholm, Sweden.

(C)                               The arbitral award shall be final and binding upon the Parties and shall be enforceable in accordance with its terms.

(D)                               The award may be enforced by filing as judgement in any court having jurisdiction, or an application may be made to such court for assistance in enforcing the award, as the case may be.  Any arbitration expense, including a reasonable allowance for attorney’s fees, shall be paid by the losing Party or as fixed by the arbitral tribunal.  The Parties agree that, if it becomes necessary for a Party to enforce an arbitral award by legal action of any kind, the losing Party shall pay all reasonable costs and expenses and attorney’s fees including, but not limited to, any cost of additional litigation or arbitration that shall be incurred by the Party seeking to enforce the award.

25.2                        Continued Performance

During the arbitration, this Contract shall continue to be performed by the Parties except for the matters in dispute.

ARTICLE 26  CONFIDENTIALITY

26.1                        Each Party shall maintain the secrecy and confidentiality of, and shall not without the prior approval of the other Party disclose to any third party or person, any proprietary, secret or confidential data and information relating to the Company, its business operations, the products of the Company, or any information disclosed to a Party by the other Party at any time during or for the purpose of negotiation of this Contract or the establishment or operation of the Company.

26.2                        The Parties further agree not to use any know-how, data and information relating to the Company, its business operations, the products of the Company, or belonging to the other Party for their own purposes or for any purpose other than the implementation of the Company’s business.

26.3                        Each Party agrees to abide by these obligations of confidentiality and non-use during the term of this Contract, including any extensions, or for so long as the Company continues to exist, and for a period of five (5) years thereafter.

26.4                        The Parties shall cause their directors, staff, and other employees, and those of their subsidiaries or affiliated companies, also to be bound by and comply with the confidentiality obligations set forth in Articles 26.1, 26.2 and 26.3.

26.5                        The Parties agree that an undertaking of secrecy and non-use, in form and substance satisfactory to the Parties, shall be included in all of the labor contracts signed by the Company with its employees.

ARTICLE 27  LANGUAGE

The Contract shall be written in a Chinese version and in an English version in three original copies each.  Both languages shall be equally authentic.  In the event of any discrepancy between the two aforementioned versions, the arbitrators shall determine which version most accurately records the Parties’ intention.  Each Party shall keep one original in each language.  One original in each language shall be submitted to the Approval Authority.

ARTICLE 28  EFFECTIVENESS OF THE CONTRACT, AMENDMENT, AND MISCELLANEOUS

28.1                        Entire Contract

The Appendices referred to in this Contract and attached hereto are an integral part of the Contract.  The Appendices are as follows:

Appendix A                               Export Sales Agreement

Appendix B                               Seat Business Transfer Agreement

Appendix C                               Technology License and Technical Assistance Agreement

This Contract with its Appendices constitutes the entire contract between the Parties with respect to the subject matter of this joint venture and supersedes all previous oral and written agreements, contracts, understandings and communications of the Parties in respect of the subject matter of the Contract.  The headings to Articles are for ease of reference only and shall have no legal effect.

28.2                        Approval Authority

(A)                               This Contract with its Appendices shall be submitted along with the Articles of Association and the Feasibility Study Report for approval to the Shanghai Foreign Investment Commission (the “Approval Authority”) and shall come into force beginning from the date on which the Approval Authority issues it certificate of approval.  Promptly upon receiving such approval, Party A shall immediately notify and provide Party B with a copy of the relevant approval document.

(B)                               In the event that

(i)                                     this Contract is not approved within sixty (60) days of the date set forth on the last page of this Contract, or

(ii)                                  the Approval Authority requires the Parties to amend this Contract in a manner that is unacceptable or imposes conditions that are unacceptable to one Party or both Parties, then either Party may terminate this Contract by written notice to the other Party, and upon receipt of such notice this Contract shall be void and of no force and effect.

28.3                        Amendment

Any amendment of the Contract shall come into force only after a written agreement is signed by Parties A and B and approved by the Approval Authority.

28.4                        Severability

If any provision of this Contract is legally deemed to be invalid, this shall not affect the validity of any other provision of this Contract.

28.5                        Waiver

Failure or delay on the part of either Party hereto to exercise any right, power or privilege under this Contract shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege preclude exercise of any other right, power or privilege.

28.6                        Notices

All notices between the Parties hereto shall be written in Chinese and in English and may be delivered either by messenger, registered airmail, facsimile, or telegram.  The following addresses shall be used:

Address of Party A:                                                                                      Yanfeng Visteon Automotive
Trim Systems Company, Ltd.
No. 399 Liuzhou Road, Shanghai, PRC
Attn.:  General Manager

Address of Party B:                                                                                      Johnson Controls Asia Holdings Co., Limited
c/o Johnson Controls, Inc., Shanghai Representative Office
20/F., Tower A, Far East International Plaza
319 Xianxia Road, Changning District,
Shanghai, 200051
People’s Republic of China
Attn:  General Manager, China

The deemed date of delivery of the notice shall be decided as follows:

1.                                      By messenger, on the date of delivery;

2.                                      By registered airmail, seven (7) days after the postage payment of the registered airmail (i.e. seven (7) days after the postmark);

3.                                      By facsimile or telegram, on the first working day after the date of sending.  During the term of this Contract, either Party shall have the right to change its address at any time, provided that the other Party shall be notified in writing of such change promptly after any such change.

28.7                        Public Communications

Neither Party shall make any declarations, announcements, or disclosures to the public with respect to this Contract, the relationship between the Parties or the business of the Company without first obtaining the written consent of the other Party.

28.8                        Signing Place and Date

This Contract is signed in Shanghai, China by the duly authorized representatives of Party A and Party B.

SHANGHAI YANFENG		JOHNSON CONTROLS
AUTOMOTIVE TRIM		INTERNATIONAL, INC.
COMPANY, LTD.

By:	/s/ Lin Shu Nan	By:	/s/ John Fiori
Name:	Mr. Lin Shu Nan	Name:	John Fiori
Title:	Chairman	Title:	President
Europe and Asia Pacific
Nationality: China		Nationality:	Italian